Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2015, with respect to the consolidated financial statements included in the Annual Report of Canterbury Park Holding Corporation on Form 10-K for the year ended December 31, 2014.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Canterbury Park Holding Corporation on Forms S-8 (File No. 333-120377, File No. 333-97537, File No. 333-97533, File No. 333-34509, File No. 333-91591, File No. 333-150037, File No. 33-96582 and File No. 33-96580).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
March 30, 2015